EXHIBIT 21


             SUBSIDIARIES OF NS GROUP, INC.
               (all are wholly-owned)

Name                               State of Incorporation
Erlanger Tubular Corporation       Oklahoma
Imperial Adhesives, Inc.           Ohio
Koppel Steel Corporation           Pennsylvania
Newport Steel Corporation          Kentucky
Northern Kentucky Management       Kentucky